Exhibit 10.2

AMENDMENT TO THE CONTRACT MANUFACTURING AGREEMENT’S
SECTION 9 INSURANCE

This Amendment To The Contract Manufacturing Agreement’s Section 9 Insurance, dated June 16, 2014 (this “Amendment Agreement”), is between Amrep, Inc., a Delaware corporation doing business as “Zep Commercial Sales and Service” (hereinafter “Zep”), and Apollo Technologies, Inc., a Georgia corporation (hereinafter “Apollo”).

Recitals:

A.            Zep and Apollo are parties to a Contract Manufacturing Agreement, dated May 30, 2014 (hereinafter referred to as the “CMA”).

B.            Zep and Apollo have agreed under the CMA to provide, procure and/or maintain certain insurance pursuant to Section 9 of the CMA.

C.            Zep and Apollo have other contracts that they have entered into which incorporate by reference Section 9 of the CMA.

D.            Zep and Apollo desire to amend Section 9 of the CMA and that such amendment effectively shall amend all other contracts that incorporate by reference Section 9 of the CMA.

E.             The insurance that Zep and Apollo are to provide Section 9 of the CMA may have certain deductible or self-insured retention (S.I.R.) obligations (hereinafter the “deductible/S.I.R. obligations”) and Zep and Apollo desire by this amendment to address their respective obligations concerning the deductible/S.1.R. obligations.

F.              Zep and Apollo desire to also set forth additional terms to govern their respective obligations regarding the insurance under Section 9 of the CMA

Therefore, in consideration of the mutual agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, Zep and Apollo agree as follows:

1.         Deductible/S.I.R. Obligations.

When ever Zep or Apollo are required to provide or procure insurance under the Zep/Apollo Contracts, or otherwise have promised to provide or procure insurance under the Zep/Apollo Contracts, the party providing, procuring or obligated to procure said insurance shall be obligated to pay any deductible/S.I.R. obligation that is associated with that policy until full satisfaction of the deductible/S.I.R. obligation regardless whether coverage under that policy is sought by, or provided to, an insured or additional insured person or entity that was not obligated to provide or procure that insurance policy.

2.         Financial Inability To Pay Deductible/S.I.R. Obligations.

If Zep or Apollo are required under this Agreement to pay any deductible/S.I.R. obligation under any policy and they are without the financial ability to timely pay said deductible/S.I.R. obligation, due to bankruptcy or any other reason, they shall remain liable for said payment and required to reimburse upon demand any person or entity that pays said deductible/S.I.R. obligation for them.

3.         Additional Insured.

For the policies referenced in Section 9 of the CMA, Zep and Apollo will cause their respective insurers to specifically name the other as an Additional Insured by endorsement and will provide a copy of said endorsements to other within 30 days of this Amendment Agreement. Additionally, Zep will specifically name by endorsement the following Apollo related legal entities as Additional Insureds: AMC International, Inc. and AHS Animal Health & Science, Inc. Each party agrees that the obligation to name the other as an Additional Insured, does not apply to their respective Automobile liability policies or their Workers Compensation policies; however as to these policies, each party waives all rights of subrogation against the other by their insurers.

4.         Priority of Insurance for Additional Insured

Whenever Zep or Apollo are obligated to provide Additional Insured status to the other, the insurance afforded the Additional Insured shall be primary insurance for that Additional Insured and any separate insurance directly procured by the Additional Insured for itself shall be treated as excess insurance to the coverage provided it as an Additional Insured.

5.         Broad Form Contractual Liability Coverage

Whenever Zep or Apollo are obligated, under Section 9 of the CMA, to provide commercial general liability insurance such CGL insurance will include broad form contractual liability insurance providing coverage for an “insured contract.”

6.         Waiver of Subrogation

To the extent any liability, loss, injury or damage is insured by an insurance policy required pursuant to Section 9 of the CMA and paid by said insurance, Zep and Apollo jointly waive all rights of subrogation by their insurers against the other.

7.         Miscellaneous.

Sections 9 (insurance), 10 (indemnity), 13 (retention of records), 14 (covenant regarding employees), 15 (entire agreement and waivers), 16 (applicable law and severability), 17 (assignment), 18 (counterparts), 19 (notices) and 20 (survival) of the CMA are incorporated by reference into this Agreement and shall apply, mutatis mutandis, to the performance by the parties of their obligations pursuant to this Agreement. However, if any specific terms in this Agreement conflict with the incorporated provisions, the terms of this Agreement shall control.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized officers as of the date first set forth above.

AMREP, INC.		APOLLO TECHNOLOGIES, INC.

By:	/s/ Jeff Fleck	By:	/s/ Chris Callas
	Name: Jeff Fleck		Name: Chris Callas
	Title: Vice President, Chief Supply Chain Officer		Title: President